Securities and Exchange Commission
                             Washington, D. C. 20549


                                    FORM 8-K



                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): November 29, 2000



                                  IMMUCOR, INC.
             (Exact name of registrant as specified in its charter)




                 Georgia                     0-14820          22-2408354
       (State or other jurisdiction of   (Commission File  (I.R.S. Employer
       incorporation or organization)        Number)      Identification No.)


          3130 Gateway Drive P.O. Box 5625 Norcross, Georgia 30091-5625
               (Address of principal executive offices) (Zip Code)



                  Registrant's telephone number: (770) 441-2051

Item 9.  Regulation FD Disclosure

At its annual meeting of shareholders held on November 30, 2000, Immucor, Inc. (the "Company") elected the following 8 persons as directors to serve until the next annual meeting of shareholders: Edward L. Gallup, Didier L. Lanson, Dennis
M. Smith,  Jr.,  M.D.,  Ralph A. Eatz,  G. Bruce  Papesh,  Joseph E. Rosen,  Dr.
Gioacchino De Chirico, and Daniel T. McKeithan. In addition, the shareholders approved an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of common stock of the Company from 30 million shares to 45 million shares.

At the annual meeting, management of the Company stated that it would implement significant price increases with respect to its smallest accounts effective January 1, 2001, and that it would seek to implement significant price increases with other customers during the fiscal year.

On November 29, 2000, the Board of Directors approved an amendment to the Company's bylaws increasing from 25% to 50% the number of shares required to call a special meeting of the shareholders. At the same meeting, the Board of Directors approved an amendment to the Company's Rights Agreement dated as of April 16, 1999 with EquiServe Trust Company, N.A., to lower the level of stock ownership necessary to trigger such Rights from 20% to 15%.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              IMMUCOR, INC.

Date:  November 30, 2000                 By:  /s/ Edward L.Gallup
                                              Edward L. Gallup,
                                              Chief Executive Officer



                                              /s/ Steven C. Ramsey
                                              Steven C. Ramsey,
                                              Chief Financial Officer